July 20, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Codex DNA, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 20, 2021, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ OUM & Co. LLP